Exhibit 1.1

TOM Online Inc. buys wireless entertainment firm Infomax

Solidifies wireless Internet leadership through enriching distribution channels

(Beijing, June 12, 2006) - TOM Online Inc. (Nasdaq: TOMO; Hong Kong GEM: 8282), China’s leading wireless Internet company, announced today it has entered into a definitive agreement to acquire a wireless entertainment company Infomax. Through the acquisition TOM Online will gain access to Infomax’s extensive TV distribution network which reaches out to hundreds of millions of Chinese households. It is expected the purchase will further strengthen TOM Online’s leadership in China’s wireless Internet market.

Following the acquisition, significant synergies between Infomax and TOM Online are expected to be created in the coming years. TOM Online has proven and pioneered the integration of TV and wireless media as a new way to inform and entertain Chinese consumers with the purchase of Treasure Base in 2004. By combining TOM Online’s own industry leading service platform with Infomax’s strong and unique TV operator relationships and experience, the Company believes the acquisition of Infomax will produce yet more benefits in the areas of product diversification, operational efficiency and content sharing.

Through its unique relationships with TV operators and other entertainment companies, Infomax has been providing wireless interactive products and services to China’s national TV audience since 2003. TOM Online management believes the purchase presents tremendous synergy potential for enhancing Infomax’s existing product portfolio given TOM Online’s leadership in SMS, WAP, MMS, CRBT and IVR services.

Wang Lei Lei, TOM Online Chief Executive Officer, said: “The achievements accomplished by TOM Online in the wireless Internet market today are not only the results of our ability to continuously innovate, they are also the results of our solid working relationships with mobile operators such as China Mobile. With that as a foundation, we work hard to build the most comprehensive and multifaceted distribution network in the SP industry, and focus on formulating strategies to develop entertainment and sports-related products. In the TV media alone, we have accumulated a vast amount of content cooperation experiences through our partnerships with more than 200 TV stations. I believe, with the addition of Infomax, TOM Online will be able to further enhance its TV distribution network, which in turn will help promote the growth of our entertainment services.”

Besides TV alliances, TOM Online’s extensive distribution platform also brings together hundreds of media partners from print, radio and the Internet, as well as audio & visual distributors and handset manufacturers. Through its acquisition of service provider Treasure Base in August 2004, TOM Online became the exclusive wireless content partner of China’s most watched sports channel. The acquisition of Infomax not only will strengthen TOM Online’s leadership position in the wireless Internet market, it also demonstrates the Company’s confidence in the future growth of the industry.

8th Floor. Tower W3, Oriental Plaza.No.1 Dong Changan Avenue,

Dong Cheng District, Beijing 100738, PRC

Tel: 8610-65283399

Fax: 8610-85181169

http://www.tom.com

TOM Online will acquire 100% of Infomax with the maximum valuation capped at RMB 600.0 million (or approximately US$ 75.0 million). Valuation will be calculated and based on 2.5x - 3.5x of Infomax’s FY2006 earnings, and 3.0x – 4.0x Infomax’s FY2007 earnings, depending on Infomax’s net profit levels in the respective years. The transaction is subject to customary closing conditions including regulatory approvals but is expected to close sometime in the later part of the 2nd quarter or the 3rd quarter of 2006.

ENDS

Investor Conference Call

TOM Online’s management will hold an investor conference all to explain the transaction and answer questions from investors at 9: 00 p.m Hong Kong time on 12th June, 2006.

Dial-in numbers:

Australia: 1-800-504-629; Hong Kong: 852 2258-4000; India: 000-800-852-1115; Singapore: 800-852-3237; United Kingdom: 0800-068-9056; USA: 800-365-8460.

Password: TOM Online

The conference call will be accompanied by a slide presentation on http://ir.tom.com.

About TOM Online Inc.

TOM Online Inc. (Nasdaq: TOMO, Hong Kong GEM: 8282) is a leading wireless Internet company in China providing value-added multimedia products and services. A premier online brand in China targeting the young and trendy demographics, the company’s primary business activities include wireless value-added services and online advertising. The company offers an array of services such as SMS, MMS, WAP, wireless IVR (interactive voice response) services, content channels, search and classified information, and free and fee-based advanced email. As at March 31, 2006, TOM Online is the only portal in China that enjoyed a top three ranking in every wireless internet service segment.

About Infomax

Infomax is a leading wireless entertainment company that focuses on the development of interactive entertainment products and services. The company has been providing wireless interactive products and services to China’s TV audience since 2003 through its successful partnerships with mainstream TV operators and other media companies. Throughout that time, Infomax has accumulated a vast amount of product development and wireless entertainment operational experiences, and built up a business that now reaches out to hundreds of millions of Chinese households, making it one of the most influential companies in the industry.

8th Floor. Tower W3, Oriental Plaza.No.1 Dong Changan Avenue,

Dong Cheng District, Beijing 100738, PRC

Tel: 8610-65283399

Fax: 8610-85181169

http://www.tom.com

Forward Looking Statements

This press release of TOM Online Inc. (the “Company”), contains statements that may be viewed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties that may cause the actual performance, financial condition or results of operations of the Company to be materially different from any future performance, financial condition or results of operations implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the financial performance and business operations of the Company, the continued growth of the telecommunications industry in China, the expected benefit of any strategic alliances with other companies and our ability to cooperate with our alliance partners, the development of the regulatory environment and the Company’s latest product offerings, and the Company’s ability to successfully execute its business strategies and plans, including its ability to expand its market share and revenue through strategic alliances.

Such forward-looking statements reflect the current views of the Company with respect to future events and are not a guarantee of future performance. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in our relationships with telecommunication operators in China, the effect of competition on the demand for the price of our services, changes in customer demand and usage preference for our products and services, changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities, any changes in telecommunications and related technology and applications based on such technology, and changes in political, economic, legal and social conditions in China, India, and other countries where the Company conducts business operations, including, without limitation, the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. Please also see the “Risk Factors” section of the Company’s annual report for the year ended December 31, 2005 on Form F-20 (File No. 000-50631), as filed with the Securities and Exchange Commission.

Media enquiries:

Rico Ngai

TOM Online Inc.

Tel: +86 10 6528-3399 ext 6940

Mob: +86 139-118-95354

Skype: ricoinrio

8th Floor. Tower W3, Oriental Plaza.No.1 Dong Changan Avenue,

Dong Cheng District, Beijing 100738, PRC

Tel: 8610-65283399

Fax: 8610-85181169

http://www.tom.com